News Release

HOPE BANCORP ANNOUNCES PHASE II BRANCH CONSOLIDATION PLAN

LOS ANGELES - December 29, 2016 - Hope Bancorp, Inc. (NASDAQ:HOPE), the holding company of Bank of Hope, today announced the second and final phase of its branch optimization plan following the successful merger of BBCN Bank and Wilshire Bank which includes an additional nine branch consolidations to be completed by the second quarter of 2017.

The second phase of branch consolidations will impact six branches in Southern California, two branches in the New York/New Jersey markets and one branch in Illinois. All but two of the branches are within one mile’s distance to another Bank of Hope branch. Following the second phase of branch consolidations and the previously announced opening of the second branch in Houston in the Spring of 2017, Bank of Hope will have 65 full-service branches throughout the United States.

The company expects one-time pre-tax charges related to the second phase of branch consolidations to total approximately $1.2 million and be incurred by the first half of 2017. Projected savings are anticipated to be approximately $5 million pre-tax on an annual basis.

In aggregate, the Company’s post-merger branch consolidation plan will impact 21 branches and is expected to result in approximately $3.3 million in one-time pre-tax charges and approximately $16 million in projected savings pre-tax on an annual basis.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.5 billion in total assets as of September 30, 2016. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 85 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

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Contact:
Angie Yang
SVP, Director of IR & Corporate Communications
213-251-2219
angie.yang@bankofhope.com